UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 30, 2021 (June 30, 2021)

Altice USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)

001-38126		38-3980194
(Commission File Number)		(IRS Employer Identification Number)

1 Court Square West
Long Island City,	New York	11101
(Address of principal executive offices)		(Zip Code)

(516) 803-2300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	ATUS	New York Stock Exchange

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On June 30, 2021, the Board of Directors (the “Board”) of Altice USA, Inc. (the “Company”) appointed Susan C. Schnabel as a director of the Company, effective June 30, 2021. Ms. Schnabel will serve on the Board until the Company’s 2022 annual meeting of stockholders and until her successor is duly elected and qualified. The Board also appointed Ms. Schnabel to serve on the Audit Committee and the Compensation Committee of the Board. There are currently no arrangements or understandings between Ms. Schnabel and any other person pursuant to which Ms. Schnabel was elected as a director, and there are currently no transactions in which Ms. Schnabel has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Schnabel will participate in the Company’s non-employee director compensation program, under which she will receive an annual cash retainer of $72,500 as well as annual cash retainers of $22,500 and $5,000 for her role as a member of the Audit Committee of the Board and Compensation Committee of the Board, respectively. Ms. Schnabel will also receive an option award to purchase 8,333 shares of Class A common stock of the Company under the Altice USA Amended and Restated 2017 Long Term Incentive Plan. The option has an exercise price of $34.35 (equal to the volume weighted average trading price of a share of Class A common stock as reported on by the NYSE for the 30-day period immediately preceding the grant date) and vests 50% on each of April 28, 2022 and 2023, respectively, provided that Ms. Schnabel continues to provide services to the Company on the applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTICE USA, INC.

Dated: June 30, 2021	By:	/s/ Michael E. Olsen
Michael E. Olsen
Executive Vice President, General Counsel and Secretary